Exhibit 1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into on April 21, 2015, among V Media Acquisition Corporation, a Delaware corporation ("Merger Sub"), The Eastern Jin Kai International Limited, an exempted company incorporated under the laws of Hong Kong (“Holdco”), and each of the stockholders indicated on the signature page hereto  (collectively, the “Contributing Stockholders”).

WITNESSETH:

WHEREAS, V Media Corporation, a Delaware corporation (the "Company") is a publicly held corporation with its shares of common stock, par value $0.0001 per share (the "Common Stock") quoted on the OTCQB;

WHEREAS, the Contributing Stockholders currently own an aggregate of 25,005,533 shares of Common Stock in the individual amounts set forth on Schedule A attached hereto, constituting 90.63% of the issued and outstanding share capital of the Company (in the aggregate, the "Contribution Shares");

WHEREAS, the Contributing Stockholders agree to contribute the Contribution Shares, representing all of the shares of Common Stock which they own in the Company, to Holdco in exchange for an aggregate of 25,005,533 shares of ordinary shares of Holdco (the "Exchange Shares"), in the individual amounts set forth on Schedule A attached hereto, pursuant to the terms and conditions of this Agreement;

WHEREAS, Holdco shall contribute to Merger Sub the Contribution Shares in exchange for one share of common stock, $0.01 par value per share, of Merger Sub, so that Merger Sub will become the owner of 90.63% of the issued and outstanding share capital of the Company; and

WHEREAS, Holdco intends to merger Merger Sub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in accordance with the General Corporation Law of the State of Delaware (the "GCL").

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1               Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

(a)            “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(b)        “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

(c)            “Business Day” means a day on which banks are open for business in New York, New York.

(d)            “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

(e)            “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(f)            “Contribution” means the transaction whereby the Contributing Stockholders exchange their Contribution Shares for the Exchange Shares to be issued by Holdco, as more particularly described in Section 2.1(a) below.

(g)           “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to real property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

(h)           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(i)            “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(j)            “Laws” means all United States or China federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(k)          “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy of the United States or China, (2) that is generally applicable in the United States or China securities markets, (3) generally affecting the industry in which the Person operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

(l)            "Merger Certificates" means all the certificates required by the Secretary of State of the State of Delaware pursuant to the appropriate sections of the GCL to consummate the Merger.

(m)            “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

 (n)            “Required Consents” means, collectively, (1) each consent or novation with respect to any Contract to which the Company is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Required Consents are listed on Schedule 6.3 attached hereto.

(o)            “SEC” means the Securities and Exchange Commission.

(p)            “Securities Act” means the Securities Act of 1933, as amended.

Section 1.2      References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
CONTRIBUTION; CLOSING

Section 2.1       Contribution. Subject to the terms and conditions of this Agreement, (i) each Contributing Stockholder agrees to assign, transfer and deliver to Holdco the Contribution Shares, free and clear of any Encumbrances, in the amount opposite to the respective name of each such Stockholder as set forth on Schedule A attached hereto, in consideration for (ii) the issuance by Holdco to each Contributing Stockholder, in the amount opposite to the respective name of each such Stockholder as set forth on Schedule A attached hereto, the Exchange Shares.

Section 2.2       Closing.  The closing of the Contribution (the “Closing”) shall occur on the second Business Day (the “Closing Date”) after the satisfaction or waiver of the conditions set forth in this Agreement at the offices of David Lubin and Associates, or at such other time or place as agreed to among the parties.

Section 2.3        Deliveries at or prior to Closing.

(i)	At or prior to the Closing, each of the Contributing Stockholders shall deliver to Holdco or a duly appointed representative of Holdco:

(a)	The stock certificates representing the Contribution Shares;

(b)	Duly executed stock powers executed in blank and any other instruments of transfer in form and substance reasonably requested by Holdco transferring the Contribution Shares to Holdco; and

(c)	Such other documents and instruments as reasonably requested by Holdco.

(ii)
Prior to the Closing, the Contributing Stockholders shall cause the Company shall deliver to Holdco a stockholders' list of the Company, dated no more than one (1) Business Day prior to the Closing Date, certified by the transfer agent of the Company.

(iii)	At or prior to the Closing, the Contributing Stockholders shall cause the Company shall deliver to Holdco the following:

(a)	The Required Consents, if any;

(b)	A good standing certificate of the Company, dated not more than five (5) Business Days prior to the Closing Date; and

(c)	Such other documents and instruments as reasonably requested by Holdco or the Contributing Stockholders.

(iv)	At or prior to the Closing, Holdco shall issue to the Contributing Stockholders the Exchange Shares in the amount indicated next to their respective names on Schedule A attached hereto.

Section 2.4    Merger Sub.  Immediately after the Closing, Holdco shall assign, transfer and deliver to Merger Sub the Contribution Shares, free of any Encumbrances, in exchange for one share of common stock, par value $0.01 per share, of Merger Sub.

Section 2.5    Registration Exemption.  It is intended that the Exchange Shares to be issued pursuant to this Agreement will be issued pursuant to Section 4(2) of the Securities Act or other applicable private placement exemption and therefore shall not require registration under the Securities Act or any relevant state Law.

ARTICLE III
THE MERGER

Section 3.1     The Merger.   Within five (5) Business Days after the Closing Date, Holdco and Merger Sub shall consummate the Merger pursuant to Section 253 of the GCL and Merger Sub shall be merged with and into the Company. At the Effective Time (as defined below), the separate legal existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of Delaware.

Section 3.2         Effective Time. The Merger shall become effective upon the filing of the Merger Certificates with the Secretary of State of Delaware and any other filings or recordings required by the GCL in connection with the Merger. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time”.

Section 3.3         Certificate of Incorporation, Bylaws, Directors and Officers.

(a)            The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law and such Certificate of Incorporation.

(b)            The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

(c)            The directors and officers of the Company, as in effect immediately prior to the Effective Time, shall be the directors and officers of the Company until their respective successors are duly appointed.

Section 3.4      Operation of Surviving Corporation. Upon the effectiveness of the Merger, and the material compliance by the parties hereto with their respective duties and obligations hereunder, the Contributing Stockholders shall own no less than 90% of the Surviving Corporation.

Section 3.5       Merger Sub Shares.  Each issued and outstanding share of stock of Merger Sub shall automatically, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.6     SEC Filings. Within four (4) Business Days after the Merger, Holdco will file the relevant forms and other documents to suspend the Company's status as a reporting company under the Exchange Act and terminate the registration of the Common Stock under the Securities Act. By executing this Agreement, each of Holdco, Merger Sub and the Contributing Stockholders consents to be included on a joint filing of the applicable Schedule 13D with the SEC and hereby agrees that the Schedule 13D will be filed on its or his behalf.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING STOCKHOLDERS

As an inducement to Holdco to enter into this Agreement and to consummate the transactions contemplated herein, each of the Contributing Stockholders represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1     Organization.  Each Contributing Stockholder which is a corporation or other entity is duly organized, validly existing and in good standing under the laws of its respective state of formation.

Section  4.2    Corporate Power and Authority. Each Contributing Stockholder has all requisite power and authority to enter into and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and the Transaction Documents by each Contributing Stockholder and the consummation by it of the transactions contemplated hereby and thereby by each Contributing Stockholder and the consummation of the transactions contemplated thereby and thereby, have been duly authorized by all necessary action on the part of each Contributing Stockholder and no other action or corporate proceeding on the part of any Person is necessary to authorize the execution, delivery, and performance by each Contributing Stockholder of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents have been duly executed and delivered by each Contributing Stockholder and constitutes the legal, valid and binding obligation of each Contributing Stockholder, enforceable against each Contributing Stockholder in accordance with its respective terms.

Section  4.3    Conflicts; Consents and Approvals.  Neither the execution and delivery by any Contributing Stockholder of this Agreement and the Transaction Documents to be executed and delivered by any of them in connection with this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)            conflict with, or result in a breach of any provision of, the organizational documents of a Contributing Stockholder;

(b)            violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of each Contributing Stockholder or the Contribution Shares under any of the terms, conditions or provisions of (1) the organizational documents of each Contributing Stockholder, (2) any Contract to which the Contributing Stockholder is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which each Contributing Stockholder is subject or to which any of its properties or assets may be subject;

(c)            require any action, consent or approval of any non-governmental third party;

(d)            violate any order, writ, or injunction, or any material decree, or material Law applicable to a Contributing Stockholder or any of its, business, properties, or assets; or

(e)            require any action, consent or approval of, or review by, or registration or filing by each Contributing Stockholder with any Governmental Authority other than the filing of a Schedule 13D with the SEC.

Section 4.4    Contribution Shares.  Each Contributing Stockholder is the record and beneficial owner of the Contribution Shares indicated next to their respective name on Schedule A attached hereto, free and clear of any Encumbrances, and has the absolute right to sell and transfer said Shares to Holdco as provided in this Agreement without the consent of or notification to any Person.  The Consideration Shares are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. Upon delivery to Holdco of the certificates representing the Consideration Shares, Holdco will acquire good and valid title to such shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

Section 4.5    Litigation. There is no Action pending or threatened against a Contributing Stockholder, or any executive officer, member, manager or director thereof in each case that (a) relates to the Contributing Stockholder, its assets or its business, or (b) seeks, or could reasonably be expected, to prohibit or restrain the ability of a Contributing Stockholder to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against any Contributing Stockholder.

Section 4.6   No Brokers or Finders.  No Contributing Stockholder has, nor have any of its Affiliates, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with the Contribution contemplated herein, and no Person has or will have any right, interest or valid claim against or upon a Contributing Stockholder or its Affiliates for any such fee or commission.
Section 4.7     Full Disclosure. No representation or warranty of a Contributing Stockholder in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to a Contributing Stockholder that Materially Adversely affects or, as far as can be reasonably foreseen, materially threatens, the Exchange that has not been set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDCO

As an inducement to the Contributing Stockholders to enter into this Agreement and to consummate the transactions contemplated herein, Holdco represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1   Organization.  Holdco is a corporation duly organized, validly existing, and in good standing under the laws of Hong Kong. Holdco has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 5.2   Capital Structure.  On the Closing, all of the issued and outstanding capital stock of Holdco will be owned by the Contributing Stockholders. Holdco has not conducted any business prior to the date hereof and has no, and prior to the Contribution and Merger will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Contribution and the other transactions contemplated by this Agreement.

Section 5.3    Corporate Power and Authority. Holdco has all requisite corporate power and authority to enter into and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the Transaction Documents by Holdco and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of Holdco is necessary to authorize the execution, delivery, and performance by Holdco of this Agreement and the Transaction Documents and the consummation by Holdco of the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents have been duly executed and delivered by Holdco and constitutes the legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with their respective terms.

Section 5.4    Conflicts; Consents and Approvals.  Neither the execution and delivery by Holdco of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)            conflict with, or result in a breach of any provision of, the organizational documents of Holdco;

(b)            violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Holdco under any of the terms, conditions or provisions of (1) the organizational documents of Holdco, (2) any Contract to which Holdco is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which Holdco is subject or to which any of its properties or assets may be subject;

(c)            require any action, consent or approval of any non-governmental third party;

(d)            violate any order, writ, or injunction, or any material decree, or material Law applicable to Holdco; or

(e)            require any action, consent or approval of, or review by, or registration or filing by Holdco with any Governmental Authority other than the filing of the Merger Certificates and compliance with applicable rules of the SEC, including without limitation, the filing of a Schedule 13D with the SEC.

Section 5.5    Exchange Shares.  The Exchange Shares are duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. Upon the issuance and delivery to the Contributing Stockholders of the certificates representing the Exchange Shares, each Contributing Stockholder will acquire good and valid title to such shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

Section 5.6    Schedule 13E-3.  No filing of Schedule 13E-3 is necessary or required for the performance of Holdco of its obligations hereunder in connection with the transactions contemplated by this Agreement.

Section 5.7    Full Disclosure. No representation or warranty of Holdco in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Holdco that Materially Adversely Affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of Holdco that has not been set forth in this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS

Section 6.1     Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in this Agreement in order to consummate the Contribution and the Merger.

Section 6.2   Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to, as promptly as practicable, inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1   Notices.  All notices or other communications required or permitted hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)           If to Holdco:

                The Eastern Jin Kai International Limited
Room 1401, 14/F World COMM CTR
Harbour City 7-11 Canton Road
TST KLN
Hong Kong

(2)                If to any Contributing Stockholder:

    8th Floor, Golden Name Commercial Tower
    68 Renmin Road, Zhongshan District
    Dalian, P.R. China
    Attn: Guojun Wang

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

   Section 7.2      Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of New York, without giving effect to principles of conflicts of law.

Section 7.3  Jurisdiction.  The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the City of New York, New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.  The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address set forth in Section 7.1 above and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

Section 7.4    Entire Agreement.  This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 7.5     Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 7.6    Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.
Section 7.7    Equitable Relief.  The parties recognize and acknowledge that in the event of a breach or default, or threatened breach or default, by one or more of the parties hereto of the terms and conditions of this Agreement, the damages to the remaining parties to this Agreement, or any one or more of them, may be impossible to ascertain and such parties will not have an adequate remedy at law.  In the event of any such breach or default, or such threatened breach or default, in the performance of the terms and provisions of this Agreement, any party or parties thereof aggrieved thereby shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance of the terms and provisions of this Agreement, to enjoin further violations of the terms and provisions of this Agreement and/or to obtain damages. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or at Law. Each party hereby waives any requirement for security or the posting of any bond or other surety and proof of damages in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief and further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Section 7.8       Waivers.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

Section 7.9        Counterparts.  This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.10     Severability.   If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.11      Interpretation.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of page intentionally left blank; Signature pages to follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

V MEDIA ACQUISITION CORPORATION By: /s/ Guojan Wang Name: Guojun Wang Title: President	THE EASTERN JIN KAI INTERNATIONAL LIMITED By: Guojan Wang Name: Guojan Wang Title: President

CONTRIBUTING STOCKHOLDERS:

By: /s/ Guojun Wang
Name: Guojun Wang

By: /s/ Ming Ma
Name: Ming Ma

By: /s Chuk Chung Fuk
Name:  Chuk Chung Fuk

By: /s/ Yan-Jie Liu
Name: Yan-Jie Liu

By:  /s/ Jing-Ru Du
Name:  Jing-Ru Du

By: /s/ Yi Tan Name: Yi Tan By: /s/ Cai-Qin Wang Name: Cai-Qin Wang

China Reinv Partners, L.P. By: /s/ Judith Kurland Name: Judith Kurland Title: General Attorney	By: Elie Mamane Name: Elie Mamane Title: General Attorney

By: /s/ De-Juan Zhou Name: De-Juan Zhou By: /s/ Shuang-da Wang Name: Shuang-da Wang By: /s/ Qiang Huang Name: Qiang Huang

By: /s/ Lanyun Wang
Name: Lanyun Wang

By: /s/ Jie Fu
Name:  Jie Fu